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                                                                    Exhibit 20.1

DAUGHERTY RESOURCES, INC.                                                NEWS
120 Prosperous Place, Suite 201, Lexington, KY 40509                     RELEASE

FOR IMMEDIATE RELEASE

Media Contact:  Teresa Barnes
Phone:   (859) 263-3948
Cell:    (303) 521-4080

Investor Relations Contact:  Michael P. Windisch, CFO
Phone:   (859) 263-3948
Fax:     (859) 263-4228
E-mail:  ngas@ngas.com


            DAUGHERTY RESOURCES (NGAS) CHANGES NAME TO NGAS RESOURCES

Lexington, Kentucky, June 28, 2004 - Daugherty Resources (Nasdaq:NGAS) today announced the change of its name to NGAS Resources, Inc. The name change reflects the natural gas company's ticker symbol on the Nasdaq Stock Exchange.

"NGAS resonates with people and reflects our focus on natural gas production and development," said William S. Daugherty, President and CEO. "Many of our investors and customers already referred to the company as NGAS because it is short and easy to remember and quickly identifies who we are and what we do. We are adopting the NGAS acronym throughout our organization with a view to building a consistent and recognizable corporate identity."

NGAS Resources is a natural resources company focused on natural gas development drilling and reserve growth. Based in Lexington, Kentucky, the company specializes in developing its own geological prospects concentrated in the Appalachian Basin. Additional information about the company is available at its website, www.ngas.com.


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This release includes forward-looking statements within the meaning of Section
21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund ongoing drilling initiatives and the ability of the company to implement its business strategy. These and other risks are described in the company's periodic reports filed with the United States Securities and Exchange Commission.